Exhibit 5.1

FOREST OIL CORPORATION
707 Seventeenth Street, Suite 3600
Denver, CO 80202
Phone: (303) 812-1461	Fax: (303) 812-1445

December 15, 2014

Forest Oil Corporation

707 Seventeenth Street, Suite 3600

Denver, Colorado 80202

Re:	Registration Statement on Form S-8

Relating to 20,000,000 shares of Forest Oil Corporation Common Stock Issuable under the Forest Oil Corporation 2014 Long Term Incentive Plan

Ladies and Gentlemen:

I am Vice President, General Counsel and Secretary of Forest Oil Corporation, a New York corporation (the “Company”), and have acted in such capacity in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 20,000,000 shares of the Company’s common stock, par value $.10 per share (the “Shares”), issuable by the Company under the Forest Oil Corporation 2014 Long Term Incentive Plan (the “Plan”).

In connection with this opinion, I have examined and relied upon such records, documents, certificates and other instruments as in my judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or photographic copies, and as to certificates of public officials, I have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of the Company and of public officials.

I am admitted to the bar in the State of Colorado. The opinions expressed herein are limited in all respects to the present laws of the State of Colorado, the federal law of the United States of America, and the New York Business Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon and subject to the foregoing, I am of the opinion that:

(i)	the Shares are duly authorized; and

(ii)	upon the issuance of the Shares in the manner contemplated by the Plan, the Shares will be validly issued, fully paid and non-assessable.

Forest Oil Corporation

December 15, 2014

This opinion is given as of the date hereof, and I assume no obligation to update or supplement this opinion to reflect any fact or circumstance that may hereafter come to my attention or to reflect any changes in law or regulation that may hereafter occur or become effective. This letter is being furnished solely for the benefit of the Company in connection with the matters expressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without my prior written consent.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules of the Commission.

Very truly yours,

/s/ Richard W. Schelin

Richard W. Schelin
Vice President, General Counsel and Secretary